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                                                                   EXHIBIT 10.21

March 13, 2000

Ms. Johna Till Johnson
221 East 33/rd/ Street Apt. 6-F
New York, NY 10016

Dear Johna:

This letter agreement (this "Agreement") when executed by both you and Greenwich Technology Partners, Inc. (the "Company"), shall confirm the understanding between you and the Company relating to your employment by the Company, and shall supercede all prior agreements between you and the Company.

We are very proud of our corporate culture. We believe that open communication between the Company and its employees and treating each other fairly and with respect are critical to our success and to creating an environment in which we are able to enjoy our work. Consequently, we want your assurance that should there ever come a time during your employment with the Company that you are dissatisfied with any aspect of your employment, you will communicate such dissatisfaction to the person to whom you directly report, or, if that is not comfortable for you, to any other manager of the Company, including the Chief Executive Officer.


1.   Major Terms
     -----------

     A.   Services
          --------

          You shall serve and your title shall be Chief Technology Officer of the Company. In that capacity, you shall report directly to the Chief Executive Officer of the Company. As Chief Technology Officer of the Company, you will have executive responsibility for (i) developing and implementing the strategic direction of the Company in connection with, among other things, technology investments, strategic partnerships and new product and service offers, with other senior executives of the Company; (ii) representing the Company's technology strategies, expertise and direction to all third parties, including, without limitation, the Company's current, future and prospective customers, members of the press and industry analysts; (iii) working with the Company's current, future and prospective customers to define and develop new product and service offerings; and (iv) those other functions customary to your position and title.
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          While you are employed by the Company, you will devote your entire and exclusive business and professional time, attention, energy, loyalty and skill to the business of the Company to the best of your ability. In addition, you will use your reasonable efforts to preserve for the Company the goodwill of customers and others with whom the Company establishes business relationships during your employment and to advance the reputation of the Company. You shall comply with and perform such directions and duties in relation to the business and affairs of the Company consistent with your title and position as are requested of you by the Company. While you are employed by the Company your principal place of employment shall be the New York City Metropolitan Area (as such term is customarily defined) (the
          "Principal Place of Employment").

     B.   Compensation
          ------------

          In consideration of all of the services to be rendered by you to the Company pursuant to this Agreement, the Company will pay to you a base salary of $150,000 per annum (the "Base Salary"). Your Base Salary shall be payable on the 15th and 30th day of each month in arrears, pro rated for the initial period worked. The Company shall have the right to deduct from your compensation all taxes and other normal and customary payroll deductions and withholdings required by applicable law. Your Base Salary and Bonus (as defined below) shall be reviewed at least annually by a member of senior management to ascertain whether such Base Salary and Bonus should be increased. Pursuant to Connecticut Wage laws, you are an exempt employee and therefore not eligible under State requirements to receive overtime pay.

          Bonus:  So long as you are employed by the Company, you will receive a
          ------
          guaranteed bonus of $12,500 per annum, payable on July 15 of each year and an additional annual bonus of up-to $37,500, or $50,000 in the aggregate, based on MBO's jointly developed by you and Company (the "Bonus").

          Expenses:  The Company shall pay or reimburse you for all reasonable
          ---------
          expenses actually incurred or paid by you, in the course of your employment with the Company.

          Home Office and Computer Allowance:  The Company shall provide you
          -----------------------------------
          with home office and computer equipment allowance in the amount up to $2,000 per annum.

          Tools and Resources:  During the course of your employment with the
          --------------------
          Company, the Company shall provide to you, at the Company's sole cost and expense, all tools and resources necessary for you to perform your duties and functions, including, without limitation, those tools and resources set forth as Exhibit A attached hereto.

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     C.   Options
          -------

          You shall be entitled to participate in the Company's 1997 Stock Option Plan (the "Plan") to the same extent as other senior executives of the Company. Subject to the approval of the Company's Board of Directors you shall initially be granted options to purchase up to 125,000 shares of the Company's common stock (the "Options"), par value $0.01 per share, at an exercise price equal to the fair market value of the Company's common stock per share on the Commencement Date (as defined in Section 1D hereof), but in no event greater than $0.60 per share. The Options shall vest and become exercisable as follows:
          25% of the Options shall vest and become exercisable on the first anniversary of the Commencement Date, and the remainder of the Options shall vest and become exercisable ratably on the first day of each month after the first anniversary date of the Commencement Date over the following three years. The Options shall be subject to the terms of the Plan and to such other terms and conditions as may be specified by the Company in the form of a standard option agreement between the Company and you, subject, however to the immediately proceeding sentence. In the event that the your employment with the Company is terminated by the Company without "Cause", or you resign with "Good
                                    -------                        ----
          Reason" (as such terms are defined in Section 8 of the Agreement) at any time prior to the first anniversary of the Commencement Date, the vesting of the Options shall accelerate, and 25% of the Options shall immediately vest and you shall be entitled to exercise such Options for a period of equal to three months after the date of such termination or resignation, as the case may be.

     D.   Commencement Date; Termination
          ------------------------------

          Your employment shall commence on or around April 1, 2000 (the "Commencement Date"). Your employment may be terminated by you with or without Good Reason or by the Company with or without Cause at anytime. Neither this Agreement, any employee handbook, or any other document of the Company gives you any contractual right, either express or implied, to remain in the employ of the Company. Notwithstanding the foregoing, in the event you resign because of the failure of the Company to grant to you the Options on the terms set forth in this Agreement prior to the first anniversary date of the Commencement Date, the Company shall pay to you as severance within 30 days after the effective date of such resignation a lump sum payment in the amount equal to your Base Salary from the effective date of such resignation up-to the first anniversary date of the Commencement Date and that portion of your Bonus theretofore earned but unpaid, including, without limitation, any guaranteed payments (the "Severance Payment"). Furthermore, in such event, you shall be under no obligation to seek other employment and there shall be no off-set against the Severance Payment on account of any renumeration attributable to any subsequent employment you may obtain.

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     E.   Use of Company Property
          -----------------------

          You will not use the Company's premises, facilities, or equipment for personal purposes.

     F.   Moonlighting and Competitive Activity
          -------------------------------------

          You covenant and agree that, during non-business hours, you shall not engage in any activity related to, competitive with, or in the business of, the Company, without the prior written consent of the Company. Such activities shall include, but not be limited to designing intranet or internet networks, network consulting, maintenance, repair, troubleshooting or systems design and/or installation (a "Competitive Activity"). If you are unsure whether a particular activity would violate the aforesaid covenant, you shall seek the advice of a senior officer of the Company. You hereby accept said employment and agree faithfully to perform said duties and render said services for the term of your employment.

2.   Right to Change Pay Practices, Policies, Procedures and Benefits.  The
     ----------------------------------------------------------------
     Company shall have the right, at any time without prior notice, to change, modify, amend, or terminate any pay practice, employment policy or procedure, or employment benefit plan or program in effect upon the commencement of your employment or adopted subsequently. You will be entitled to participate on the same basis as other senior executives of the Company in all the Company's benefits available to other senior executives employees in similar positions of the Company, including, without limitation, medical and dental coverage, a 401K plan, short term and long term disability, life insurance, and those other benefits and privileges set forth on Exhibit B attached hereto. You shall be covered by and named as an additional insured under the Company's Director's and Officers Liability Insurance Policy.

3.   Representations and Warranties.  You represent and warrant that:  you are
     ------------------------------
     not under any obligation to any third party which could interfere with your performance under this letter agreement; and your performance of your obligations to the Company during your employment with the Company will not breach any agreement by which you are bound not to disclose any proprietary information.

4.   Inventions.
     ----------

     i. You will as soon as practicable disclose to the Company all Inventions (as herein defined). "Inventions" shall mean all ideas, potential marketing and sales relationships, inventions, research, plans for products and services, marketing plans, software (including, without limitation, source code), know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by you solely or jointly with others during your employment with the Company, which refer to, are suggested by, or result

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          from any work which you may do during your employment, or from any information obtained from the Company.

     ii. The Inventions shall be the exclusive property of the Company, and are hereby assigned by you to the Company; the Company shall have the exclusive right to use the Inventions for all purposes without additional compensation to you. At the Company's expense, you will assist the Company in every proper way to protect the Inventions throughout the world, including, without limitation, executing in favor of the Company patent, copyright, and other applications and assignments relating to the Inventions.

5.   Confidential Information.
     -------------------------

     i. You will not disclose, give, sell, publish or otherwise use, either during your employment by the Company or after the termination of your employment, except in the performance of your duties for the benefit of the Company, any Confidential Information (as herein defined). "Confidential Information" shall mean, all of the Company's proprietary information, technical data, technology, process, trade secrets, and know-how, other intellectual property rights, strategies, financial statements or other financial information, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans data, ideas or information contained in the Company's Business Strategy Overview and Career Advancement Manual which is disclosed to you, which you may acquire or develop, or which you may observe in the course of your employment by the Company and which at the time of disclosure is not previously known by you and not known or used by others in the trade generally, does not become generally available to the trade through no fault of yours, and does not become rightfully available to you on a non-confidential basis from a source other than the Company, including, without limitation, research, product plans, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, marketing and other plans, and financial data and information. "Confidential Information" shall also mean information received by the Company from customers of the Company or other third parties subject to a duty to keep confidential and financial, pricing, and credit information regarding customers, clients, or vendors of the Company. Upon termination of your employment, you shall promptly deliver to the Company, in whatever form or medium, all files, drawings, blueprints, specifications, reports, notebooks, and other materials containing any Confidential Information which are in you possession or control.

6.   Restrictive Covenants.
     ---------------------

     A.   Covenants Against Competition and Solicitation.
          ----------------------------------------------

          Commencing on the Commencement Date and continuing thereinafter for a period of 90 days from the date of termination of your employment with the Company by either (i) the Company for Cause or (ii) by you without Good

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          Reason, without the prior written consent of the Company, you will not, directly or indirectly:

          i. persuade or attempt to persuade any customer, client, supplier or distributor of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company;

          ii. persuade or attempt to persuade any potential customer, client, supplier or distributor to which the Company has made a presentation, or with which the Company had been having discussions, not to do business with the Company;

          iii. persuade or attempt to persuade any employee of the Company to leave the employ of the Company;

          iv. Become retained by or employed by, as an employee or consultant or otherwise undertake with any other person, individual or corporation, joint venture, or other business arrangement, which directly competes with the business of the Company.

     B.   Geographic Scope.
          -----------------

          For purposes of paragraph 6A, the geographic scope of the restrictive covenants contained therein, shall be 150 miles from your Principal Place of Employment.

7.   Injunctive Relief and Severability.
     -----------------------------------

     i. You agree that the remedy at law for any breach of the provisions of this letter agreement shall be inadequate and the Company shall be entitled to injunctive or other equitable relief in addition to any other remedy it might have.

     ii. The Company and you agree and acknowledge that the covenant not to compete and the right of first refusal described are made in consideration of substantial compensation payable under this letter agreement. In consequence of this the Company and you agree and acknowledge that the duration, scope, and geographic area included in such covenant not to compete are fair, reasonable, necessary, and appropriate, and will not prevent you from engaging in profitable business activities or employment. Nevertheless, should a court determine that such duration, scope, or geographic areas are not reasonable, such restrictions shall be interpreted, modified, or rewritten to include as much of such duration, scope, or geographic areas as will render such restrictions valid and enforceable.

     iii. The Company and you intend to and do hereby confer jurisdiction to enforce this letter agreement upon the courts of any jurisdiction within the geographical scope of the agreements contained therein. In the event that the courts of any one or more of such jurisdictions shall hold such agreements wholly or partly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and you that such determination shall not bar or in any

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          way affect the Company's right to relief hereunder in the courts of any other jurisdiction within the geographical scope of any such agreement, as to breaches of such agreements in such other respective jurisdictions, the above agreements as they relate to each jurisdiction being, for this purpose, severable into independent agreements.

8.   Certain Definitions.
     -------------------

     As used in this Agreement, the following terms shall have the following meanings:

     Termination for "Cause" shall mean termination of your employment with the Company because of (i) your conviction of a felony involving fraud, theft or moral turpitude; (ii) the willful or persistently repeated material non-performance of your duties to the Company (other than by reason of incapacity due to your physical or mental illness), provided that you receive a detailed written notice describing such non-performance and the same continues after you receive such written notice; and (iii) any material breach by you of a material term of this Agreement, which breach is not cured within 5 business days after written notice to you specifying such breach. Termination of your employment for Cause shall be communicated by delivery to you of a written notice from the Company stating that the Executive has been terminated for Cause, specifying the particulars thereof and the effective date of such termination.

     Resignation for "Good Reason" shall mean resignation by Executive because of (i) an adverse and material change in your duties, titles or reporting responsibilities; (ii) a breach by the Company of any term of this Agreement; (iii) a reduction in your Base Salary or bonus opportunity or the failure of the Company to pay you any amount of compensation when due;
     (iv) a relocation of your Principal Place of Employment without your prior written consent; (v) an assignment of this Agreement by the Company, whether by operation of law or otherwise; (vi) the failure of the Board of Directors of the Company to approve and/or the failure of the Company to grant the Options on the terms set forth in this Agreement on or prior to June 1, 2000; or (vii) a "Change of Control" (as defined below) in the Company. The Company shall have 5 business days from the date of receipt of such notice to effect a cure (if curable) of the material breach described therein. The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation for Good Reason shall be the date specified in a written notice of resignation from the Executive to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in the immediately preceding sentence has expired without the Company having corrected, to the satisfaction of the Executive, the event or events subject to cure.

     "Change of Control" shall be deemed to have occurred if (i) in connection with a merger or acquisition of the Company, at least 50% of the voting stock of the Company is transferred to persons or entities which are not stockholders of the Company on the date hereof; (ii) the sale, lease or exchange of all or substantially all the assets of the Company; or (iii) the Company is to be dissolved or liquidated.

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9.   Severability.
     ------------

     In the event any of the provisions of this letter agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this letter agreement shall remain in full force and effect.

10.  Survival.
     --------

     All terms and conditions of this letter agreement which should by their nature survive the termination of your employment with the Company shall so survive.

11.  Governing Law.
     -------------

     This letter shall be governed by, construed and enforced in accordance with the internal laws of the State of New York governing agreements made and to be fully performed therein, without giving effect to conflict of law principles.

12.  Notices.
     -------

     All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

     i. if to the Company, at Greenwich Technology Partners, Inc., 43 Gatehouse Road, Stamford, CT 06902, Attention: Director of Legal Affairs.

     ii. if to you, at the address set forth above or in any such case, at such other addresses as may have been furnished to any party by the other party in writing in the manner herein provided. Any notice or other communication so addressed and so mailed shall be seemed to have been given when mailed, and if hand delivered shall be deemed to have been given when delivered.

13.  Waivers and Modifications.
     -------------------------

     This letter agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in writing, signed by each of the Company, and you. No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this letter agreement. This agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. Each of the Company and you hereby acknowledges and agrees that any prior arrangements, agreements or understandings relating to your employment with the Company and/or any of its affiliates is hereby terminated and extinguished in its entirety.

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14.  Assignment.
     ----------

     This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Agreement is not assignable by you and your right to receive payment for your services is hereby expressly agreed to be non-assignable and nontransferable, except as otherwise specifically provided herein.

Sincerely,

/s/ Joseph Beninati

Joseph Beninati
Chairman & CEO

I have carefully read the terms and conditions of the above and acknowledge and accept the terms and conditions of this letter agreement.

Please sign, date and return this offer letter prior to your start date.

Name:  /s/ Johna Till Johnson
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       Johna Till Johnson

Date:  03/13/00
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